GREENLANE HOLDINGS INC. ANNOUNCES POSTPONEMENT OF
ANNUAL MEETING OF STOCKHOLDERS
BOCA RATON, FL / ACCESSWIRE / May 17, 2023 / – Greenlane Holdings, Inc. (NASDAQ: GNLN) (“Greenlane” or the “Company”), one of the largest global sellers of premium cannabis accessories, child-resistant packaging, and specialty vaporization products, today announced that the Company’s virtual 2023 annual meeting of stockholders (the “Annual Meeting”), scheduled for Friday, May 26, 2023 at 10:00 a.m. Eastern Time, will be postponed to Friday, June 2, 2023 at 10:00 a.m. Eastern Time due to unexpected administrative issues in the printing and mailing of the proxy materials for the Annual Meeting. The web address for accessing the Annual Meeting on June 2 will remain https://www.virtualshareholdermeeting.com/GNLN2023.
The close of business on April 26, 2023 will continue to be the record date for the determination of stockholders of the Company entitled to vote at the Annual Meeting. Stockholders of the Company who have previously submitted their proxy or otherwise voted and who do not want to change their vote do not need to take any action.
No changes have been made to the proposals to be voted on by stockholders at the Annual Meeting. The Company encourages all of its stockholders to read the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission (the “SEC”) on April 27, 2023 (the “Proxy Statement”), which is available free of charge on the SEC’s website at www.sec.gov, and on the Company’s website www.gnln.com under the section “Investors — SEC Filings — All SEC Filings”.
The Company will continue to solicit votes from its stockholders with respect to the proposals set forth in the Proxy Statement. The Company encourages all stockholders who have not yet voted to do so before Thursday, June 1, 2023 at 11:59 p.m. Eastern Time.
About Greenlane Holdings, Inc.
Founded in 2005, Greenlane is a premier global platform for the development and distribution of premium smoking accessories, vape devices, and lifestyle products to thousands of producers, processors, specialty retailers, smoke shops, convenience stores, and retail consumers. We operate as a powerful family of brands, third-party brand accelerator, and an omnichannel distribution platform.
We proudly offer our own diverse brand portfolio including DaVinci Vaporizers, Higher Standards, Groove, and Eyce, and our exclusively licensed Marley Natural and K.Haring branded products. We also offer a carefully curated set of third-party products such as Storz & Bickel (Canopy-owned), Pax, VIBES, and CCELL through our direct sales channels and our proprietary, owned and operated e-commerce platforms which include Vapor.com, Vaposhop.com, DaVinciVaporizer.com, PuffItUp.com, EyceMolds.com, HigherStandards.com, and MarleyNaturalShop.com.
For additional information, please visit: https://investor.gnln.com.

Investor Contact
ir@greenlane.com